UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 July 14, 2011
(Date of earliest event reported)

AMERICAN PUBLIC EDUCATION, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-33810	01-0724376
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 WEST CONGRESS STREET CHARLES TOWN, WV	25414	304-724-3700
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

American Public University System (“APUS”), a wholly-owned subsidiary of American Public Education, Inc. (APEI) operating through American Military University and American Public University, today announced that the Higher Learning Commission (“HLC”) has reaffirmed its accreditation without any stipulations on its affiliation status.  APUS has been accredited by HLC since 2006 and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org).

APUS was recently assessed under HLC’s Program to Evaluate and Advance Quality (PEAQ), a comprehensive evaluation process that includes an institutional self-study, an on-site evaluation by trained peer reviewers from other HLC-accredited institutions, and final decision-making by HLC bodies. APUS’s next comprehensive evaluation is scheduled for the 2020-21 academic year, and it has an interim progress report regarding development of University-wide coordination and improvement of graduate studies due in July 2015.

HLC is one of six regional agencies in the U.S. that evaluate and accredit institutions as a whole. Other agencies provide voluntary accreditation for specific programs. HLC accredits approximately 1,100 institutions of higher education in a 19-state region and is recognized by the U.S. Department of Education and the Council for Higher Education Accreditation (www.chea.org).

In addition to regional HLC accreditation, APUS is nationally accredited by the Distance Education and Training Council (DETC).  APUS has also obtained programmatic accreditation for specific academic programs through applicable accrediting organizations. These specialized accreditations also require a significant amount of self-study and presentation of evidence to satisfy the requirements of each accrediting organization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

Date:	July 14, 2011	By:	/s/ Harry T. Wilkins
Harry T. Wilkins
Executive Vice President and
Chief Financial Officer